Exhibit 99.1

Callisto Pharmaceuticals Amends and Restates Atiprimod License Agreement with Genzyme

New Agreement Eliminates Development Milestones and Significantly Reduces Royalties in Return for an Upfront Fee

NEW YORK—(BUSINESS WIRE)—Callisto Pharmaceuticals, Inc. (Amex: KAL; FWB: CA4), a developer of new drug treatments in the fight against cancer and gastrointestinal diseases, announced today that it has restructured its license agreement with Genzyme Corporation (Nasdaq: GENZ - News) for Atiprimod, Callisto’s lead drug in the clinic to treat advanced carcinoid cancer.

In August 2002, Callisto’s wholly owned subsidiary, Synergy, acquired from AnorMED Inc. worldwide exclusive rights to develop, manufacture and commercialize Atiprimod. AnorMED was acquired by Genzyme in November 2006.

The restructured agreement eliminates all milestone payments and reduces royalties owed to Genzyme to single digits. In return for the reduced future payments to Genzyme, Callisto is paying an upfront fee in 2008.

“This restructured licensing agreement significantly improves the potential economic upside value for Atiprimod and puts us in a stronger position to further develop and commercialize the product,” said Gabriele M. Cerrone, chairman of Callisto. “We recently completed enrollment in our Atiprimod Phase II trial in advanced carcinoid cancer patients and we expect to complete an interim analysis of the data by the end of the first quarter of this year. We believe this new agreement with Genzyme will provide substantial help in obtaining financing for a potential Phase III trial.”

About Atiprimod

Atiprimod is an orally bio-available small molecule drug that displays multiple mechanisms of action. The drug has been shown to be antiangiogenic, inhibit secretion of VEGF and IL-6, elicit an apoptotic response (programmed cellular death), and inhibit phosphorylation of key kinases involved in tumor progression and survival including Akt and STAT3. The drug is presently in two clinical trials: a Phase II trial in advanced carcinoid cancer patients, and a Phase I/IIa human clinical trial in relapsed or refractory multiple myeloma patients. Callisto earlier announced in June, 2006 interim data from a Phase I trial of Atiprimod in advanced cancer patients. The patients who were entered into this trial had growing tumors and symptoms that were no longer controlled by the standard therapies utilized. During treatment, three of the five advanced carcinoid patients had measurable tumor regressions and loss of many of the debilitating symptoms of this disease.

About Carcinoid Cancer

Carcinoid tumors, or carcinoids, originate in hormone-producing cells of the gastrointestinal (GI) tract, the respiratory tract, the hepatobiliary (liver) system and the reproductive glands. The most common site of origin is the GI tract, with tumors often developing in the rectum, and other sections of the small intestine. Approximately 7,000 cases of carcinoid cancer are diagnosed in the U.S. annually, with the number increasing over the past 20-30 years. Carcinoid tumors that metastasize to the liver have a poor prognosis. Traditionally, chemotherapy relieves symptoms in less than 30% of cases of metastatic carcinoid tumors, usually for less than 1 year. Carcinoid tumors typically produce a condition called “carcinoid syndrome” which is caused by the release of hormones by the tumors into the blood stream. The symptoms vary depending on which hormones are released by the tumors, but typically include diarrhea, facial flushing, wheezing, abdominal pain and valvular heart disease.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and gastrointestinal diseases. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including gastrointestinal disorders. One of the Company’s lead drug candidates, Atiprimod is presently in a Phase II clinical trial in advanced carcinoid cancer patients, a neuroendocrine tumor, and in a Phase I/IIa human clinical trial in relapsed or refractory multiple myeloma patients. Another anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed or refractory acute leukemia, a currently incurable blood cancer. L-Annamycin is currently in a Phase I clinical trial in adult relapsed or refractory acute lymphocytic leukemia, and in a Phase I clinical trial in children and young adults with refractory or relapsed acute lymphocytic leukemia or acute myelogenous leukemia. L-Annamycin, a member of the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including potential activity against multi-drug resistant tumors and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has a proprietary drug Guanilib in preclinical development for gastro-intestinal disorders. Callisto has exclusive worldwide licenses from Genzyme and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K for the year ended December 31, 2006, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:

Callisto Pharmaceuticals, Inc.,

Gary Jacob, +1-212-297-0010

Email: jacob@callistopharma.com

Web site: http://www.callistopharma.com/

or

Russo Partners

Tony Russo, +1-212-845-4251

tony.russo@russopartnersllc.com

or

Steve Suriano, +1-212-845-4235

steve.suriano@russopartnersllc.com